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Filed Pursuant to Rule 424(b)(3)                      Registration No. 333-60051


                             PROSPECTUS SUPPLEMENT
      (To Prospectus Dated January 13, 1999, as Amended and Supplemented)

                               MSI HOLDINGS, INC.
                       13,697,531 SHARES OF COMMON STOCK


         This prospectus supplement relates to our prospectus dated January 13, 1999, as amended on June 14, 1999, as twice supplemented on November 18, 1999, and supplemented on November 19, 1999 covering the offer and sale of:

         o 9,711,814 shares of our common stock held by some of our current stockholders;

         o 190,100 shares of our common stock that are issuable upon conversion of our Series B and Series D convertible preferred stock;

         o 2,520,000 shares of our common stock that are issuable upon the exercise of some of our warrants;

         o 698,020 shares of our common stock that are issuable upon the exercise of some of our options; and

         The remaining 575,597 shares of common stock which were registered with the above have been removed from the Selling Shareholders table and are not covered by this prospectus supplement. See "Selling Shareholder" and footnote 17 thereto, beginning on page 32 of the Prospectus, as amended on June 14, 1999.

         This prospectus supplement should be read in conjunction with the prospectus dated January 13, 1999, as amended on June 14, 1999, as twice supplemented on November 18, 1999, and as supplemented on November 19, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus, as amended.

             -----------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The Date of This Prospectus Supplement Is November 24, 1999

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        The information contained in the table appearing on pages 32 through 35 under the heading "Selling Shareholders" in the prospectus is superseded by the following:

         The following table sets forth the current ownership of the Common Stock assuming conversion of the Series B Preferred, Series C Preferred, Series D Preferred, the exercise of the Warrants and assuming the exercise of the Placement Agent's Option, the Placement Agent's Option II, and the Placement Agent's Option III.

                                                           RELATION TO
                           NAME                               MSHI      TOTAL SHARES*  PERCENT(+)
                          ------                           -----------  ------------   ----------
Beatrice Schaefer (1)                                                        324,089     1.09%
Heinz C. Winzeler (2)                                                        961,089     3.25%
Entrepreneurial Investors, Ltd.(3)                                         5,843,582    19.73%
Crumble, S.A. (4)                                                            800,000     2.70%
Ventura Investments, Ltd. (4)                                                800,000     2.70%
Vesta Holdings, S.A. (4)                                                     800,000     2.70%
Equity Services, Ltd.(5)                                                      82,529
C. J. and Florence Adams (6)                                                     100
Gerald and Gay Adams (6)                                                         500
Mark and Patricia Adams (6)                                                      250
Luana Pearce, Trustee of Luana Pearce Trust (6)                               15,000
Mary Dietze (6)                                                                5,000
Jim Pearce (6)                                                                 3,000
Beula Mae Pearce (6)                                                           2,500
C. W. Cupp (6)                                                                 2,500
Dave Pistorius (6)                                                             7,000
Luana Pearce (6)                                                              10,500
John Stockton (6)                                                             13,335
Fred Shelton (6)                                                               1,500
Floyd Tate (6)                                                                     3
Fred Kettrick (6)                                                              1,330
Norm Mendeke (6)                                                               3,000
Michael Jahr (7)                                                             100,576
Rainier Bischoff (7)                                                         100,576
Helmut Heinzel (7)                                                           100,576
Thomas Heinzel (7)                                                           100,576
Heinz Schmitz (7)                                                             85,076
Cornelius Dornier (8)                                                        150,863
David Dornier (9)                                                             30,173
Matthia Dornier (7)                                                          100,576
Gabriele Dornier (8)                                                         150,863
Peter Widenmann (10)                                                          10,058
Stephen Pampush (10)                                                          10,058
Silvius Dornier (11)                                                         382,187     1.29%
Herman Ebel (12)                                                             191,094
Penninsular Corp                                                              50,288
Roy Barrientes (13)                                       Employee             1,000
Trisha Truong (13)                                        Employee             3,000


PROSPECTUS SUPPLEMENT

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
Michael A. Chavez (13)                                    Employee             8,000
Abel Herrerra (13)                                        Employee               100
Lauro Bustamante (13)                                     Employee             1,500
Robert Loera (13)                                         Employee             5,000
Oziel Rios (13)                                           Employee               500
Maria Lopez (13)                                          Employee             1,000
Matt Evans (13)                                           Employee             8,000
Jim Haren (13)                                            Employee             1,500
Paul Samaripa (13)                                        Employee             6,000
Emma Barrientos (13)                                      Employee             1,000
Tamara Shiplet (13)                                       Employee             2,500
Richard Ray (13)                                          Employee             2,500
Iona Smith (13)                                           Employee             1,000
Larry Awalt (13)                                          Employee             1,500
Mary K. Marlatt (13)                                      Employee             3,500
Stephen J. Hoelscher (13)                                 Employee            19,000
Duffy Hobbs (13)                                          Employee               800
Lisa Nieri (13)                                           Employee             4,500
Jaime Munoz (13)                                          Officer              4,500
Scott Cannon (13)                                         Employee             1,000
Linda Wolf (13)                                           Employee               500
Michele Schulte (13)                                      Employee               100
Dick Young (13)                                           Employee             2,000
Sandra Boesch (13)                                        Employee             3,000
Peter Cantu (13)                                          Employee             1,000
Jesus Martines (13)                                       Employee             1,000
Steve Laird (13)                                          Employee             1,000
Gigi Edwards (13)                                         Employee             1,500
Susan Cloutier (13)                                       Employee             1,500
Joseph Rodrigues (13)                                     Employee             2,500
Neil Edwards (13)                                         Employee             3,500
Todd Wagner (13)                                          Employee             2,000
Shane Black (13)                                          Employee               500
Ricardo Martinez (13)                                     Employee               500
David Painter (13)                                        Employee             1,500
Nydia Rojas (13)                                          Employee             1,000
Chrisitina DeLeon (13)                                    Employee               750
Marie Louissaint (14)                                     Consultant           2,000
Blandina Cardenas (14)                                    Director             5,000
Donna Gandy (14)                                          Consultant           1,500
Ernesto Chavarria (14)                                    Director            75,000
Dr. Clifton Barnhart (14)                                                     15,000
Michael E. Austin (14)                                                        13,000
Panther Consulting, Inc (15)                                                 400,000     1.35%
Pinecrest Associates, Inc (16)                                               418,020     1.41%
Adjustments (17)                                                             575,597

-----------
* The footnotes below describe the composition of the Total Shares at the time of issuance. The Total

PROSPECTUS SUPPLEMENT
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Shares listed may differ from the descriptive footnotes due to sales, transfers or other reductions in the Selling Shareholders holdings.

(+) The calculations used to drive the percentages assume exercise and conversion of all warrants and conversion rights into the underlying shares of Common Stock. Consequently, the percentages were based on an aggregate of 29,612,037 shares of Common Stock outstanding. The absence of an entry indicates the shares amount to less than one percent of the Company's fully diluted Common Stock.

(1) Consists of 200,000 shares of Common Stock issued upon conversion of 20,000 shares of Series B Preferred, 120,000 shares of Common Stock issued upon execution of Class A Warrants granted in conjunction with the Notes, and 2,938 shares of Common Stock issued for payment of interest by the Company, all of which were received in connection with a Senior Convertible Note, dated September 30, 1997, and converted on December 31, 1997.

(2) Consists of 500,000 shares of Common Stock issued upon conversion of 50,000 shares of Series B Preferred, 300,000 shares of Common Stock issued upon execution of Class A Warrants granted in conjunction with the Notes, 7,348 shares of Common Stock issued for payment of interest by the Company, all of which were received in connection with a Senior Convertible Note, dated September 30, 1997, and converted on December 31, 1997, and 150,000 shares of Common Stock issued upon conversion of 15,000 shares of Series D Preferred.

(3) Entrepreneurial Investors, Ltd. ("EIL") is a widely held company with 15 shareholders and approximately $61,000,000 in assets as of June 30, 1998, the date of its last audit. Robert E. Cordes is President and a director of EIL. EIL's shares consist of 943,400 shares of Common Stock issued upon conversion of 94,340 shares of Series C Preferred, 3,999,950 shares of Common Stock issued upon conversion of 399,995 shares of Series B Preferred, 5 shares of Series B Preferred convertible into 50 shares of Common Stock, 943,350 shares of Common Stock issued upon conversion of 94,335 shares of Series D Preferred and 5 shares of Series D Preferred convertible into 50 shares of Common Stock.

(4) Consists of 800,000 shares of Common Stock covering Class A Warrants originally issued to EIL. The entities listed as the selling shareholders acquired the Class A Warrants from EIL subsequent to the quarter ended September 30, 1999.

(5) Equity Services Ltd. ("ESL") is owned by four foreign corporations. Ms. Lynn Turnquest is ESL's Managing Director. The shares attributed to ESL consist of 200,000 shares of Common Stock issued upon conversion of 20,000 shares of Series B Preferred, 47,170 shares of Common Stock issued upon conversion of 4,717 shares of Series C Preferred, and 133,170 shares of Common Stock issued upon conversion of 13,317 shares of Series D Preferred.

(6) The shares were issued to shareholders who previously paid for these shares, although such shares were the subject of litigation, which has now been settled. See "Management, Discussion and Analysis of Financial Condition and Results of Operation -- Legal Proceedings."

(7) This number consists of 10,000 shares of Series D Preferred Stock convertible into 100,000 shares of Common Stock.

(8) This number consists of 15,000 shares of Series D Preferred Stock convertible into 150,000 shares of Common Stock.


PROSPECTUS SUPPLEMENT

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
(9) This number consists of 3,000 shares of Series D Preferred Stock convertible into 30,000 shares of Common Stock.

(10) This number consists of 1,000 shares of Series D Preferred Stock convertible into 10,000 shares of Common Stock.

(11) This number consists of 38,000 shares of Series D Preferred Stock convertible into 380,000 shares of Common Stock.

(12) This number consists of 19,000 shares of Series D Preferred Stock convertible into 190,000 shares of Common Stock.

(13) These shares were issued to the Company's employees as compensation.

(14) These shares were issued to the Company's consultants for services rendered.

(15) This number consists of 400,000 shares of Common Stock issuable upon exercise of the Placement Agent's Option. The options were purchased from ESL by Panther Consulting, Inc. ("Panther"), effective November 23, 1998. D.A. Kent is Panther's President.

(16) This number consists of: Class A Warrants covering 120,000 shares of Common Stock, 47,170 shares of Common Stock issuable upon exercise of the Placement Agent's Option II, 250,850 shares of Common Stock issuable upon exercise of the Placement Agent's Option III., The options were purchased from ESL by Pinecrest Associates, Inc. ("Pinecrest"), effective November 23, 1998. Sylvia Seymour is Pinecrest's President.

(17) This number includes 575,600 shares of Common Stock previously registered but no longer included in the Selling Shareholders table, including: (i) 543,000 shares of Common Stock that were issuable upon satisfaction of a note receivable payable in cash or certain intellectual property rights, said Note having since been canceled and the underlying Subscription Agreement rescinded, See Note 10 to the financial statements; (ii) 9,600 shares of Common Stock issued to Laura Chavez; (iii) 3,500 shares of Common Stock issued to Tammie Delaney; (iv) 12,000 shares of Common Stock issued to Katina Kettrick; and (v) 7,500 shares of Common Stock issued to Lilia I. Mena. This number further reflects an adjustment of three (3) shares which were included in the "Selling Shareholder" table due to a rounding error at the time of the initial filing in the 50,000 shares of Common Stock issuable as dividends to the Series B, C and D Preferred Holders.


PROSPECTUS SUPPLEMENT

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